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                                                                   EXHIBIT 11.1


                     STORMEDIA INCORPORATED AND SUBSIDIARIES
          STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



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
                                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                      -------------------------------------------------------
                                                          JUNE 27,         JUNE 28,       JUNE 27,   JUNE 28,
                                                            1997             1996           1997       1996
                                                      -------------------------------------------------------
                                                                 (UNAUDITED)                 (UNAUDITED)
PRIMARY:
Statement of operations data:
    Net earnings (loss)                                    $(20,903)      $7,795          (30,222)    $17,264
                                                           ========      =======         ========    ========

Weighted average number of common and dilutive
  equivalent shares used in computations:
  Common Stock                                               17,708       17,196           17,708      17,122
  Stock options and other common stock equivalents              127        1,230              127       1,243
                                                           ========      =======         ========    ========
Shares used in computing net earnings (loss) per share       17,882       18,426           17,835      18,365
                                                           ========      =======         ========    ========

Net earnings (loss) per share                               ($1.17)        $0.42           ($1.70)      $0.94
                                                           ========      =======         ========    ========

FULLY DILUTED:
Statement of operations data:
    Net earnings (loss)                                   $(20,903)       $7,795         $(30,222)    $17,264
                                                           ========      =======         ========    ========

Weighted average number of common and dilutive
     equivalent shares used in computations:
     Common Stock                                            17,708       17,196           17,708      17,124
     Stock options and other common stock equivalents           127        1,230              127       1,244
                                                           --------      -------         --------    --------
Shares used in computing net earnings (loss) per share       17,882       18,426           17,835      18,368
                                                           ========      =======         ========    ========

Net earnings (loss) per share                                 (1.17)       $0.42           $(1.70)      $0.94
                                                           ========      =======         ========    ========
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